UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2025
Kemper Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
200 E. Randolph Street, Suite 3300, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	KMPR	NYSE
5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062	KMPB	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of
the Exchange Act.    ☐

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 14, 2025, the Board of Directors (the “Board”) of Kemper Corporation (the “Company”) determined that Joseph P. Lacher, Jr. will depart from his role as President and Chief Executive Officer of the Company, effective October 14, 2025, and continue to serve as a non-executive advisor until December 31, 2025 to help ensure a smooth transition of responsibilities. In connection with Mr. Lacher’s departure, Mr. Lacher also resigned from the Board, effective October 14, 2025. The Board accepted Mr. Lacher’s resignation from the Board and decreased the number of directors to eliminate the resulting vacancy.

On October 14, 2025, C. Thomas Evans, Jr., age 66, was appointed by the Board as interim President and Chief Executive Officer of the Company, effective October 14, 2025. Mr. Evans joined the Company in 1992, assumed his current position in May 2015 and has served in several leadership roles for the Company. Previously, Mr. Evans was in private practice with the law firm of Winston & Strawn LLP, focusing on corporate and commercial litigation before joining the Company in 1992.

There are no arrangements or understandings between Mr. Evans and any other persons pursuant to which he was selected as an officer of the Company. There are also no family relationships between Mr. Evans and any director or executive officer of the Company, and Mr. Evans does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Board has formed a committee that has initiated a process to identify the Company’s next Chief Executive Officer and will be hiring a leading global executive search firm to assist in the Chief Executive Officer search process.

In connection with Mr. Lacher’s termination by the Company without cause, on October 14, 2025, the Company and Mr. Lacher entered into a Separation and Release Agreement (the “Separation Agreement”), pursuant to which, in exchange for Mr. Lacher’s execution and non-revocation of the Separation Agreement, and his compliance with the obligations set forth in the Separation Agreement, including a general waiver and release of any claims against the Company and its affiliates and compliance with restrictive covenants relating to non-competition and non-solicitation and a standstill provision, Mr. Lacher is entitled to (i) a cash severance benefit equal to two times the sum of Mr. Lacher’s base salary and target bonus ($5,720,000), (ii) continued eligibility for a 2025 annual bonus based on his service through December 31, 2025, with the payout determined based actual achievement of the underlying financial goals and target achievement of the strategic goals, (iii) a lump sum payment equal to the employer portion of 24-months of healthcare coverage, and (iii) up to 12-months of outplacement services. In addition, because Mr. Lacher will satisfy the requirements for retirement vesting under certain of his outstanding equity awards, in accordance with the terms of such equity award agreements, such equity awards will remain outstanding and continue to vest in accordance with their terms, subject to the terms of such award agreements, including Mr. Lacher’s compliance with the restrictive covenants included in such award agreements.

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.
On October 15, 2025, the Company issued a press release in connection with the departure of Mr. Lacher and appointment of Mr. Evans as reported under Item 5.02 above. A copy of this press release is furnished as Exhibit 99.1 to this current report on Form 8-K and incorporated by reference.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933 or the Exchange Act.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press release of the Registrant dated October 15, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

Date:	October 15, 2025	/s/ C. Thomas Evans, Jr.
C. Thomas Evans, Jr.
Secretary